Exhibit 99.1

Mawson Infrastructure Group Inc Relocating 5,376 ASIC Miners to Pennsylvania Sites

Closes Australian ‘Condong’ Site and redeploying 8 x 2.5 MW Mobile Data Centers for Deployment in Q2, 2023

● Strategic decision to focus entirely on the United States and to continue the execution of its
220 MW facilities in Midland and Sharon, PA respectively

● All equipment is fully funded and in transit to PA for projected Q2 deployment

Sharon, PA – February 23, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announces today that it has closed its facility in Condong, NSW, Australia, with a focus on its operations in the United States exclusively, with all Mawson owned ASIC miners and MDC equipment being transferred to Pennsylvania for deployment.

All equipment is expected to be deployed in Q2, which includes 5,376 ASIC miners, and eight (8) new generation MDCs which are capable of holding 672 ASIC miners each, or 5,376 ASIC miners in total.

Mawson is concentrating all current efforts on the 120 MW Sharon, PA facility, and the 100 MW Midland, PA facility. The entire 100 MW Midland facility is due to come online in early Q2, 2023 and the first 12 MW of the 120 MW Sharon facility is also due to come online in early Q2, 2023.

Mawson expects to have 112 MW online in early Q2, 2023 representing enough power for up to 33,000 ASIC miners, operating at approximately 3.6 EH/second1. This capacity expansion could potentially generate up to approximately 14.5 BTC per day, or approximately $132 million in revenue per year, at the current Bitcoin price.

James Manning, CEO, commented “Mawson continues to push forward with our operations in the United States. As such, we made the strategic decision post closure of the Australian facility to relocate all our Australian assets to the US, and focus our resources on building out the 220 MW of facilities we have in Pennsylvania. All 5,376 ASIC units have either arrived or are soon arriving for deployment in PA with the MDC’s to follow. We look forward to seeing these units come online in early Q2, 2023”

[1]	Statements about ASIC miner capacity and Exahash forecasts in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units). Mawson’s ability to deploy units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners customers have to deploy.

Construction underway at the Midland, PA site.

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ENDS

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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